EXHIBIT H

CONSENT OF STIKEMAN ELLIOTT LLP

CONSENT

We hereby consent to the use of our name in the first paragraph under the heading “Legal Opinions” in the prospectus supplement dated November 7, 2017 to the prospectus dated February 26, 2015 issued pursuant to registration statement no. 333-200852 of Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

November 14, 2017